EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Tom Ryan/Don Duffy 203.682.8200 Media Contact: Michael Fox 203.682.8200	Sally Smith – President and CEO Mary Twinem - CFO

Buffalo Wild Wings, Inc.

Announces Fourth Quarter 2004 Results

– Fourth quarter earnings per diluted share of $0.30 –

Minneapolis, Minnesota, February 10, 2005 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), announced today financial results for the fourth quarter ended December 26, 2004. Highlights for the fourth quarter were:

•	Total revenue increased 32% over the prior year to $48.5 million

•	Company-owned restaurant sales grew 33% over the prior year to $43.1 million

•	Fourth quarter same store sales increased 7.6% at company-owned restaurants and 3.7% at franchised restaurants over the prior year

•	Earnings per diluted share of $0.30

Sally Smith, President and Chief Executive Officer, commented, “In the fourth quarter, we continued to successfully position Buffalo Wild Wings as the ideal destination for great food, a lively atmosphere and friendly service. This was demonstrated by the growth in same store sales and the opening of 6 new company-owned and 14 new franchised restaurants. During the quarter, we benefited from strong restaurant operations, solid marketing campaigns and new menu offerings, as well as lower-than-expected fresh chicken wing prices and insurance costs. Combining these factors with a lower effective income tax rate due to a one-time reduction in our state tax contingency reserves, we exceeded our most recently issued guidance. Our fourth quarter performance capped a great first full year as a public company.”

Total revenue, which includes company-owned restaurant sales and franchise royalties and fees, increased 32% to $48.5 million in the fourth quarter compared to $36.7 million in the fourth quarter of 2003. Company-owned restaurant sales for the quarter increased 33% to $43.1 million aided by a company-owned same store sales increase of 7.6% and 19 more company-owned locations in operation at the end of the fourth quarter 2004 relative to the same period in 2003. Franchise royalties and fees increased 29% to $5.4 million versus $4.2 million in the prior year. This increase was due to a franchised same store sales increase of 3.7% and 42 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $33,038 for the fourth quarter of 2004 compared to $31,171 for the same quarter last year, a 6% increase. Franchised restaurants averaged $40,926 for the period versus $39,014 in the fourth quarter a year ago, a 5% increase.

For the fourth quarter, earnings per diluted share were $0.30, which included compensation expense of $491,000 or $0.04 per diluted share, related to our restricted stock incentive program versus earnings per diluted share of $0.18 in the fourth quarter of 2003.

First Quarter and Full Year 2005 Outlook

For the first quarter ending March 27, 2005, we expect total revenue of approximately $51 to $52 million, based on estimated same store sales increases of 4% to 5% at company-owned restaurants and 2% to 3% at franchised locations, as well as the addition of 3 new company-owned and 9 new franchised restaurants. Earnings per diluted share for the first quarter are expected to range from $0.24 to $0.26. This is based on the previously mentioned revenue assumptions, average chicken wing prices for the first quarter of $1.52 per pound, stock-based compensation expense of $550,000 and diluted weighted average shares outstanding of 8.7 million.

For the full year 2005, we expect total revenue of approximately $215 to 220 million, based on estimated same store sales increases of 4% to 5% at company-owned restaurants and 2% to 3% at franchised units, as well as the addition of 19 to 21 new company-owned restaurants and 45 to 50 new franchised units.

“In arriving at our 2005 same store sales expectations for company-owned restaurants we took into account the 11% first quarter and 10% full year same store sales gains we posted in 2004,” commented Ms. Smith. “To continue our momentum we are focusing our advertising and local marketing activities to build consumer awareness and drive revenue. We continue to emphasize strong execution at the restaurant level and remain committed to building a national brand that exceeds 1,000 restaurants.”

Included in this release is information regarding restaurant unit counts, same store sales and average weekly sales volumes. Our management team believes such information is an important measure of our performance and is useful in assessing consumer acceptance of the Buffalo Wild Wings Grill & Bar concept. Franchise information also provides an understanding of our revenues as franchise royalties and fees are based on the opening of franchised units and their sales. However, these sales measures are not prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be comparable to sales measures as defined or used by other companies.

Buffalo Wild Wings will be hosting a conference call today, February 10, 2005 at 5:00 p.m. EST to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

A replay of the call will be available until February 17, 2005. To access this replay, please dial (719) 457-0820, password 9764220.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with more than 310 restaurants in 31 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for the first quarter and full year of 2005, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during the first quarter and full year of 2005, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of wings, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

Three months and fiscal years ended December 28, 2003 and December 26, 2004

(Dollar amounts in thousands except per share data)

	Three months ended		Fiscal years ended
	Dec. 28, 2003	Dec. 26, 2004	Dec. 28, 2003	Dec. 26, 2004
Revenue:
Restaurant sales	$32,528	43,104	112,965	152,221
Franchising royalties and fees	4,201	5,434	13,532	18,759

Total revenue	36,729	48,538	126,497	170,980

Costs and expenses:
Restaurant operating costs:
Cost of sales	10,507	13,983	35,423	51,507
Labor	9,112	12,596	32,684	43,853
Operating	4,989	6,375	17,559	23,080
Occupancy	2,111	3,159	7,738	10,753
Depreciation	1,897	2,632	7,021	9,066
General and administrative	4,838	5,725	16,926	19,357
Preopening	576	463	1,155	1,842
Restaurant closures and impairments	130	61	868	608

Total costs and expenses	34,160	44,994	119,374	160,066

Income from operations	2,569	3,544	7,123	10,914

Other income (expense):
Interest income	58	209	112	671
Interest expense	(178)	—	(947)	—
Cost of debt extinguishment	(411)	—	(411)	—

	(531)	209	(1,246)	671

Earnings before income taxes	2,038	3,753	5,877	11,585
Income tax expense	797	1,160	2,294	4,214

Net earnings	1,241	2,593	3,583	7,371
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	247	—	1,452	—

Net earnings available to common stockholders	$994	2,593	2,131	7,371

Earnings per common share – basic	$0.20	0.31	0.66	0.90
Earnings per common share – diluted	0.18	0.30	0.55	0.86
Weighted average share outstanding – basic	4,875,310	8,318,077	3,222,445	8,165,078
Weighted average share outstanding – diluted	5,459,261	8,618,811	3,841,961	8,589,478

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Fiscal years ended
	Dec. 28, 2003	Dec. 26, 2004	Dec. 28, 2003	Dec. 26, 2004
Revenue:
Restaurant sales	88.6%	88.8%	89.3%	89.0%
Franchising royalties and fees	11.4	11.2	10.7	11.0

Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	32.3	32.4	31.4	33.8
Labor	28.1	29.2	28.9	28.8
Operating	15.4	14.8	15.5	15.2
Occupancy	6.5	7.3	6.9	7.1
Depreciation	5.2	5.4	5.6	5.3
General and administrative	13.2	11.8	13.4	11.3
Preopening	1.6	1.0	0.9	1.1
Restaurant closures and impairments	0.4	0.1	0.7	0.4

Total costs and expenses	93.0	92.7	94.4	93.6

Income from operations	7.0	7.3	5.6	6.4

Other income (expense):
Interest income	0.2	0.4	0.1	0.4
Interest expense	(0.5)	—	(0.8)	—
Cost of debt extinguishment	(1.1)	—	(0.3)	—

	(1.5)	0.4	(1.0)	0.4

Earnings before income taxes	5.6	7.7	4.6	6.8
Income tax expense	2.2	2.4	1.8	2.5

Net earnings	3.4	5.3	2.8	4.3

Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	0.7	—	1.1	—

Net earnings available to common stockholders	2.7%	5.3%	1.7%	4.3%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 28, 2003 and December 26, 2004

(Dollar amounts in thousands)

	Dec. 28, 2003	Dec. 26, 2004
Assets
Current assets:
Cash and cash equivalents	$49,538	12,557
Marketable securities	—	19,829
Accounts receivable—franchisees, net of allowance of $25	694	689
Accounts receivable—other	1,634	2,077
Inventory	978	1,207
Income taxes receivable	367	1,694
Prepaid expenses	1,230	1,470
Deferred income taxes	1,222	878

Total current assets	55,663	40,401
Property and equipment, net	44,450	58,101
Marketable securities	—	16,625
Restricted cash	2,425	782
Other assets	702	774
Goodwill	759	759

Total assets	$103,999	117,442

Liabilities and Common Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,959	2,501
Accounts payable	4,941	5,383
Accrued compensation and benefits	4,670	6,414
Accrued expenses	3,580	3,608
Current portion of deferred lease credits	491	417

Total current liabilities	15,641	18,323
Long-term liabilities:
Marketing fund payables	2,425	782
Deferred income taxes	4,733	6,402
Deferred lease credits, net of current portion	6,133	6,058

Total liabilities	28,932	31,565
Commitments and contingencies
Common stockholders’ equity:
Undesignated stock, 5,600,000 shares authorized	—	—
Common stock, no par value. Authorized 15,600,000 shares; issued and outstanding 7,981,945 and 8,425,771, respectively	66,235	71,491
Deferred compensation	—	(1,817)
Retained earnings	8,832	16,203

Total common stockholders’ equity	75,067	85,877

Total liabilities and common stockholders’ equity	$103,999	117,442

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal years ended December 28, 2003 and December 26, 2004

(Dollar amounts in thousands)

	Fiscal years ended
	December 28, 2003	December 26, 2004
Cash flows from operating activities:
Net earnings	$3,583	7,371
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	7,021	9,066
Amortization	—	151
Restaurant closures and impairment	868	608
Deferred lease credits	(248)	(1,077)
Tax benefit from stock issuance	163	958
Deferred income taxes	916	2,013
Stock-based compensation	23	909
Change in operating assets and liabilities:
Accounts receivable	(15)	(1,023)
Inventory	(194)	(229)
Prepaid expenses	(697)	(240)
Other assets	(21)	(72)
Unearned franchise fees	916	542
Accounts payable	1,640	442
Income taxes	478	(1,327)
Accrued expenses	1,635	1,757

Net cash provided by operating activities	16,068	19,849

Cash flows from investing activities:
Acquisition of property and equipment	(10,739)	(23,310)
Purchase of marketable securities	—	(95,475)
Proceeds from marketable securities	—	58,870

Net cash used in investing activities	(10,739)	(59,915)

Cash flows from financing activities:
Issuance of common stock	51,110	1,572
Payments on notes payable	(706)	—
Payments on capital lease obligations	(12,532)	—
Proceeds from lessors	1,685	1,513

Net cash provided by financing activities	39,557	3,085

Net increase (decrease) in cash and cash equivalents	44,886	(36,981)
Cash and cash equivalents at beginning of year	4,652	49,538

Cash and cash equivalents at end of year	$49,538	12,557

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

		Q1	Q2	Q3	Q4
2004		88	92	97	103
2003		73	74	77	84
2002		56	60	63	70
2001		45	47	48	53
2000		29	33	39	42

Franchised Restaurants:

		Q1	Q2	Q3	Q4
2004		168	175	189	203
2003		131	138	142	161
2002		108	119	123	129
2001		95	97	100	105
2000		85	87	89	95

Quarterly Same Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	11.1%	10.6%	9.9%	7.6%	9.7%
2003	(1.4)%	2.7%	6.7%	8.5%	4.3%
2002	5.6%	4.6%	(0.7)%	(1.8)%	1.6%
2001	9.1%	7.0%	6.4%	12.1%	8.8%
2000	11.1%	13.2%	12.6%	8.2%	11.0%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	12.0%	10.4%	5.7%	3.7%	7.6%
2003	(0.4)%	2.3%	8.5%	10.7%	5.6%
2002	4.2%	4.5%	0.0%	(1.8)%	1.5%
2001	4.3%	3.7%	5.3%	8.4%	5.5%
2000	7.8%	6.0%	6.1%	3.0%	5.6%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$32,289	30,248	30,983	33,038	31,663
2003	28,782	27,132	28,281	31,171	28,886
2002	29,564	26,330	25,916	28,466	27,547
2001	27,675	25,644	26,722	29,426	27,382
2000	28,183	25,144	25,498	26,287	26,227

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$39,678	38,072	38,727	40,926	39,402
2003	33,920	33,393	35,289	39,014	35,491
2002	32,956	31,623	31,619	34,023	32,574
2001	30,533	28,820	29,835	33,267	30,652
2000	28,546	27,303	28,388	29,951	28,569

Average Quarterly Wing Prices Per Pound

	Q1	Q2	Q3	Q4	Year
2004	$1.49	1.46	1.35	1.30	1.39
2003	1.01	1.02	1.00	1.21	1.06
2002	1.11	.87	.84	.78	.89
2001	1.14	1.22	1.22	1.16	1.18
2000	.87	.79	.86	1.00	.89